Exhibit 10.17(a)

Specimen

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

Director Restricted Stock Units Award Agreement

This Director Restricted Stock Units Award Agreement (consisting of this page containing designations and the Director Restricted Stock Units Terms and Conditions attached hereto or delivered concurrently herewith) (the “Agreement”) evidences the grant by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”), to you of Restricted Stock Units (“Units”) under the 2010 Comprehensive Executive Compensation Plan (“Plan”). The Units are subject to the terms and conditions of the Plan, which is incorporated herein by reference, and this Agreement

Designations:

Grantee:	______________________(“Director” or “you”)

Grant Date:	______________________

Number of Units Granted:	______________________

Vesting Schedule:	100% of the Units shall vest and become nonforfeitable on the first anniversary of the Grant Date (“Vesting Date”).

Settlement Date:	(check only one)

          No election to defer settlement of the Units has been made and the Units shall be settled as soon as administratively practicable after the date they are no longer subject to a substantial risk of forfeiture (whether before, on or after the Vesting Date).

          A valid election to defer settlement of the Units has heretofore been filed with the Company, and settlement shall be made in accordance with such election, the terms of which are hereby incorporated herein.

The Units              include              do not include a right to Dividend Equivalents, which shall become nonforfeitable and be settled at the same time and manner as the Units to which they relate. The term “Units” includes any Dividend Equivalents credited to Director’s Account.

Settlement: The Units, together with Units, if any, credited as a result of Dividend Equivalents, will be settled by delivery of one share of the Company’s Stock for each Unit being settled.

If Director ceases to be a director for any reason other than death prior to the Vesting Date, the Units shall thereupon be forfeited immediately. In the event of death prior to the Vesting Date, the Units shall become vested and settlement shall be made in accordance with the paragraph checked above (under “Settlement Date”). Notwithstanding the foregoing, in the event of a

Change in Control prior to the Vesting Date, the units will fully vest and deem to be settled immediately prior to CIC as other stock in the transaction.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized and Director has acknowledged the provisions of this Agreement.

Acknowledged by Director	HORACE MANN EDUCATORS CORPORATION

By:
President & CEO
Print Name:

Date:	__________	Date	__________

Attachment: Restricted Stock Units Terms and Conditions

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

DIRECTOR RESTRICTED STOCK UNITS

TERMS AND CONDITIONS

These Terms and Conditions apply to the Restricted Stock Units granted to Director by the Company, including any Units resulting from Dividend Equivalents or other Adjustments, as specified in the Restricted Stock Units Agreement of which these Terms and Conditions form a part. Certain terms of the Units, including the number of Units granted, vesting date(s) and settlement date, are set forth on the preceding page.

1. General. By accepting the grant of the Units, Director agrees to be bound by all of the terms and provisions of this Agreement and the Plan (as presently in effect or as later amended), which are incorporated herein by reference, the rules and regulations under the Plan adopted from time to time, and any interpretations, decisions and determinations the Compensation Committee of the Company’s Board of Directors (the “Committee”) may make from time to time. Terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and mandatory provisions of the Plan, the provisions of the Plan govern.

2. Account for Director. The Company shall maintain a bookkeeping account for Director (the “Account”) reflecting the number of Units granted hereunder, and adjusted for any Dividend Equivalents or other adjustments to the Units or any settlement or forfeiture thereof.

3. Nontransferability and Other Limitations. Until Units become vested and nonforfeitable, Director may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 12.03 of the Plan. Sales of shares of Stock delivered in settlement of Units will be subject to any Company policy regulating trading by Directors. Additional events that could result in forfeiture or loss of the Units, including but not limited termination for Cause, and Director’s status as a general creditor of the Company are set forth in the Plan.

4. Dividend Equivalents and Adjustments.

(a) Dividend Equivalents. Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units. Such crediting shall be as follows, except that the Committee may, in its discretion, vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Units for administrative convenience):

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of cash, then additional Units shall be credited to Director’s Account in lieu of payment or crediting of cash dividend equivalents equal to the number of Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii) Non-Stock Dividends. If the Company declares and pays a dividend or distribution on Stock in the form of property other than shares of Stock, then a number of additional Units shall be credited to Director’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date.

(iii) Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional Units shall be credited to Director’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b) Adjustments. The number of Units credited to Director’s Account shall be appropriately adjusted in order to prevent dilution or enlargement of Director’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 12.05 of the Plan or otherwise, in the discretion of the Committee.

7. Director Representations and Warranties Upon Settlement. As a condition to the settlement of the Units, the Company may require Director to make any representation or warranty to the Company as may be determined by the Committee or by counsel to the Company to be appropriate or required by law or regulation.

8. Miscellaneous.

(a) Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement, the Plan, and any deferral election relating to the Units constitute the entire agreement between the parties with respect to the Units, and supersede any prior agreements or understandings with respect to the Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Director with respect to the Units shall be valid unless expressed in a written instrument executed by Director. Any amendment, alteration, suspension or termination required by law or necessary to preserve the tax status of the Units for the Director shall be deemed not to materially impair the rights of the Director with respect to the Units.

(b) No Promise of Continued Service. The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Director has a right to continue as a Director of the Company for any period of time, or at any particular rate of compensation.

(c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and in accordance with applicable federal law.

(d) Fractional Units and Shares. The number of Units credited to Director’s Account shall include fractional Units calculated to at least two decimal places, unless otherwise determined by the Committee. Upon settlement of the Units Director shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(e) Mandatory Tax Withholding. Director will be responsible for all taxes that may be due with respect to the Units. In the event the Company is required under applicable law to withhold taxes of any type with respect to the Units, then, unless other arrangements acceptable to the Company are made for the payment of such withholding taxes, the Company will withhold a number of whole shares of Stock having a value nearest to, but not exceeding the amount of such withholding taxes and remit the withheld amount to the taxing authorities. Such withholding shall reduce the Director’s Account balance to be delivered on settlement of the Units.

(f) Unfunded Obligations. The grant of the Units and the maintenance of Director’s Account shall be by means of bookkeeping entries on the books of the Company and shall not create in Director any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Director. With respect to Director’s entitlement to any distribution hereunder, Director shall be a general creditor of the Company.

(g) Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the General Counsel, and any notice to the Director shall be addressed to the Director at Director’s address as then appearing in the records of the Company.

(h) No Shareholder Rights. Director and any Beneficiary shall not have any rights with respect to shares of Stock (including voting rights) covered by this Agreement prior to the settlement of the Units and distribution of the Stock specified herein.